Exhibit 10.1

January 30, 2021

Mr. Kirkland B. Andrews
[Confidential Address Information Omitted]
Dear Kirk:
On behalf of Evergy, Inc. (the “Company”), I am pleased to offer you the position of Executive Vice President and Chief Financial Officer of the Company, reporting to me. Your employment with the Company will commence as soon as practicable, but we hope that you will be able to join us no later than February 22, 2021. For purposes of this letter (the “Offer Letter”), the date on which your employment with the Company commences is referred to as your “Employment Start Date.” The details of the Company’s offer to you are outlined below:
Work Location. For the duration of your employment with the Company, you are permitted to maintain your primary residence outside of the Company’s service territory in Kansas and Missouri; provided, however, that (A) your primary work location will be the Company’s corporate headquarters in Kansas City, Missouri and (B) you will keep the Company apprised of the location of your primary residence and in which you are performing your duties so that the Company can comply with any applicable tax reporting and withholding obligations. In accordance with the Company’s expense reimbursement policies, the Company will reimburse up to One Hundred Thousand Dollars ($100,000) per year of substantiated expenses related to housing in Kansas City and air travel to and from your primary residence and Kansas City that you incur during the calendar year for each of 2021 through 2023, which amount shall not be prorated for partial calendar years.
Inducement Cash Bonus. On your Employment Start Date you will receive an inducement cash bonus of One Million Two Hundred Thousand Dollars ($1,200,000), less the amount, if any, of the gross (pre-tax) annual incentive plan payment for 2020 that you receive from your current employer (the “Inducement Cash Bonus”), subject to applicable taxes, deductions and withholdings. If, by your Employment Start Date, you have not yet received your annual incentive plan payment for 2020 from your current employer but such annual incentive plan payment is subsequently paid, you will be obligated to repay that portion of the initial $1,200,000 amount paid to you that you would not have received if such annual incentive plan payment from your current employer had been paid prior to your Employment Start Date. If you resign from the Company for any reason other than death, “disability” (as defined in the LTIP), or “Good Reason” (as defined in the CIC Agreement, defined below) on or before the first anniversary of your Employment Start Date, you must repay to the Company the Inducement Cash Bonus. No portion of the Inducement Cash Bonus will be subject to any Company clawback policy, as may be in effect from time to time, and may only be forfeited as provided herein.
Inducement Equity Award. You will receive an inducement equity award of restricted stock unit awards (“RSUs”) granted under the LTIP (the “Inducement Equity Award”). The number of RSUs comprising the Inducement Equity Award will be calculated by dividing Two Million Six Hundred Thousand Dollars ($2,600,000) by the closing price of a share of the Company’s stock on the date of execution of this Offer Letter (or the nearest date preceding if execution occurs on a non-trading day) rounded to the nearest whole share. The date of grant of your Inducement Equity Award will be your Employment Start Date. On each anniversary of your Employment Start Date, one-third (1/3) of the RSUs which comprise the Inducement Equity Award shall vest, assuming your continued employment by the Company through such date. The Inducement Equity Award will be
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subject to the terms and conditions, including any vesting exceptions, in the LTIP and the Company’s standard form of time-based vesting RSU agreement, copies of which have been provided to you; provided however, the Inducement Equity Award shall fully vest in the event of your termination by the Company without Cause (as defined in the CIC Agreement) or your resignation for Good Reason (as defined in the CIC Agreement) prior to the applicable vesting dates. No portion of the Inducement Equity Award shall be subject to any other Company clawback policy, as may be in effect from time to time, and may only be forfeited as provided herein.
Base Annual Salary. Your initial base annual salary will be Seven Hundred Thousand Dollars ($700,000) per annum, prorated to reflect the portion of the year during which you are an employee of the Company, and will be paid in accordance with the Company’s normal payroll procedures, subject to applicable taxes, deductions and withholdings. Your base annual salary after 2021 is subject to review and increase by the compensation committee of Evergy’s Board of Directors (the “Compensation Committee”).
Annual Incentive Compensation (Short-Term Incentives). For 2021 and future years you will be eligible to participate in the Evergy, Inc. Executive Annual Incentive Plan (the “AIP”) each year. Your initial target award under the AIP is one hundred percent (100%) of your base annual salary (the “Target AIP”). The amount of any future target awards made to you under the AIP will be determined by the Compensation Committee, based on an evaluation of your performance and that of the Company and other evaluative factors relating to comparative levels of pay at the Company’s peer group for similar positions, experience levels and responsibilities, but your Target AIP shall not be less than one hundred percent (100%) of your base annual salary. Payment of awards for which you are eligible under the AIP will be subject to the terms and conditions of the AIP and is dependent on performance against pre-established goals and objectives approved annually by the Compensation Committee. Your target AIP award for 2021 shall be 100% of base annual salary and not be subject to proration due to an Employment Start Date after the start of the applicable performance period.
Annual Equity Awards (Long-Term Incentives). You will also be eligible to participate in the Evergy, Inc. Long-Term Incentive Plan (the “LTIP”). Your initial annual equity award under the LTIP, to be granted in 2021, will have a grant date value equal to two hundred and five percent (205%) of your base annual salary (the “Target LTIP”) and which shall not be subject to proration due to an Employment Start Date after the start of the applicable performance period.1 If your Employment Start Date is on or before the date the 2021 LTIP awards are granted to the Company’s other eligible executives, you will be granted your 2021 LTIP award at the same time, and, except as
1 At this time, the 2021 LTIP grants are expected to be structured in tranches as follows: One-fourth (1/4) of the equity award will be comprised of time-based restricted stock units (“RSUs”) which will become fully vested on the third anniversary of such RSU’s grant date, assuming your continued employment by the Company through such date. The other three-fourths (3/4) of the equity award will consist of performance-based RSUs that will become vested on the third anniversary of such RSU’s grant date, based on the achievement of certain performance goals established by the Compensation Committee. Accordingly, with respect to these tranches: 25% will be comprised of time-based RSUs with 3-year cliff vesting; 50% will be comprised of performance-based RSUs with 3-year cliff vesting based on relative TSR against companies in the EEI index; and 25% will be comprised of performance based RSUs with 3-year cliff vesting based on cumulative adjusted EPS goals as established by Compensation Committee and based on STP.
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otherwise specified herein, under the same terms as such awards are granted to other eligible executives. If your Employment Start Date is after the date the 2021 LTIP awards are granted to the Company’s other eligible executives, you will be granted your 2021 LTIP awards (without proration if your Employment Start Date is before April 1, 2021) on your Employment Start Date.
If your Employment Start Date is after March 31, 2021, your 2021 LTIP award will be prorated. The value of any future annual equity awards made to you will be determined by the Compensation Committee based on an evaluation of your performance and that of the Company and other evaluative factors relating to comparative levels of pay at the Company’s peer group for similar positions, experience levels and responsibilities, but your Target LTIP shall not be less than two hundred and five percent (205%) of your base annual salary. Any annual equity award granted to you will be subject to the terms of the applicable award agreement and the LTIP, including vesting requirements, as approved by the Compensation Committee.
Participation in Executive Severance Plan. Effective as of your Employment Start Date, you will participate in the Evergy, Inc. Executive Severance Plan (the “Severance Plan”), pursuant to which, in the event of a “Qualifying Termination” (as defined in the Severance Plan; provided however, such definition shall include your resignation for “Good Reason,” as defined in the Change in Control Severance Agreement with the Company (the “CIC Agreement”), without a “Change in Control” requirement), you will be entitled to the benefits described therein for the Chief Financial Officer. If you experience such a Qualifying Termination during the twenty-four month period beginning on your Employment Start Date, then, in addition to the cash payments you are eligible to receive pursuant to Section 3(a) of the Severance Plan (or any successor provision), you will receive an additional payment equal to the difference between (A) the cash payments that you would have received pursuant to Sections 3(a)(i), (ii), (iii)(C), and (iv) of the CIC Agreement, if any, if you had become eligible for such payments during a “Post-Effective Period” under such agreement and, (B) the cash payments you are eligible to receive under Section 3(a) of the Severance Plan (or any successor provision). Notwithstanding Section 9(f) of the Severance Plan, any severance pursuant to this paragraph due to a Good Reason resignation shall be an obligation arising under this Offer Letter though determined by, and subject to the various terms and conditions of, the Severance Plan as if a Qualifying Termination thereunder included a Good Reason resignation. The parties agree that the Severance Plan is not amended, nor needs to be amended, to provide such benefits.
Change in Control Severance Agreement. Effective as of your Employment Start Date, you will be eligible to enter into a CIC Agreement (as defined above), the terms of which are set forth in the Company’s standard form of such agreement which has been provided to you. You will be eligible for any severance benefits described therein.
Eligibility for Participation in Other Company Benefit Plans. You will be eligible to participate in the Evergy, Inc. 401(k) Savings Plan (the “401(k) Plan”), a qualified retirement plan sponsored by the Company and be eligible to receive the Company’s matching contributions and other non-elective contributions available under the 401(k) Plan. You will also be eligible to participate in each health and welfare benefit plan or program offered by the Company to its other named executive officers in accordance with their terms and subject to their exclusions and limitations. The Company reserves the right to amend, modify or terminate (in whole or in part) any of its 401(k) Plan or health and welfare benefit plans or programs at any time. Please see the materials in your new hire packet for additional information regarding the 401(k) Plan and health and welfare benefits.
Participation in Nonqualified Deferred Compensation Plan. You will be eligible to participate in the Evergy, Inc. Nonqualified Deferred Compensation Plan (the “NDCP”). Under the current terms
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of the NDCP, you may elect to defer additional compensation and receive additional Company matching contributions on such deferrals in accordance with the terms therein. The Company reserves the right to amend, modify or terminate (in whole or in part) the NDCP at any time.
Attorney Fees. The Company agrees to reimburse you for reasonable legal fees incurred in connection with negotiating and reviewing this Offer Letter and any associated agreements, up to Fifteen Thousand Dollars ($15,000), with such amount to be paid directly to the law firm and reported on an IRS Form 1099. Such amounts shall be paid within thirty days following execution of this Offer Letter and receipt of an invoice for such fees.
Vacation. Consistent with the Company’s standard vacation policy for other Company executives, you will be provided with an annual allotment of four (4) weeks of paid vacation, which shall not be prorated for 2021.
Clawbacks. Any awards granted to you under the AIP or the LTIP will be subject to any clawback provisions in those plans, which generally allow the Company to recover any cash incentive compensation or equity awards paid to you in the event of a restatement of or other inaccuracy in the Company’s financial statements, or any other Company clawback policy which may apply to such awards. The Inducement Cash Bonus and Inducement Equity Award are only subject to those forfeiture provisions contained under those paragraphs of this Offer Letter or, with respect to the Inducement Equity Award, in the applicable RSU award agreement.
Contingencies. The Company’s offer of employment described in this Offer Letter is contingent upon the Company’s successful completion of due diligence and background checks with respect to you, including, but not limited to, credit checks, references checks, and federal employment eligibility verification, all of which must be completed by the Company prior to the date on which you provide notice to your current employer; provided, however, that if the Company has not completed any such due diligence and background checks prior to the date on which you provide notice to your current employer, such contingencies shall be waived by the Company.
Indemnification. The parties acknowledge and agree that your Indemnification Agreement with the Company dated March 3, 2020 shall continue in full force and effect following your Employment Start Date
At-Will Employment. Nothing in this Offer Letter is intended to create a fixed term of employment at the Company. Your employment at the Company is on an at will basis, meaning that the Company will be free to terminate your employment at any time and that you will be free to resign from your employment with the Company at any time; provided however, that the terms and conditions of your employment contained herein may not be changed without the mutual written consent of both you and the Company.
To indicate your acceptance of the Company’s offer, please sign and date this Offer Letter in the space provided below and return it to the Company. This offer shall remain in effect and be irrevocable by the Company through the close of business (5:00 pm) on February 1, 2021.

evergy.com

January 30, 2021

I look forward to having you join us at Evergy, Inc. and believe that you will be a great asset to the Company.

Sincerely,
/s/ David A. Campbell
David A. Campbell
Chief Executive Officer

ACCEPTED AND AGREED TO this 30th day of January, 2021.

/s/ Kirkland Andrews
Kirkland Andrews
evergy.com